Exhibit 99.2
Advocat Inc.
Conference Call — First Quarter 2010 Results
May 6, 2010
Operator:
Good Morning and welcome to the Advocat First Quarter Conference Call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this call. Actual results could differ materially from those contemplated by the forward-looking statements made in this conference call. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of such factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. We cannot guarantee any future operating results, activity or performance or achievement.
I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you, Michael.
Avondale Report:
Before we begin the actual call, I would like to read the press release that we published this morning. I believe that it crossed the wire in the last 10 to 15 minutes.
The title of the release is “Advocat to Address Errors in Avondale Partners, LLC May 6, 2010 Analysis.”

“Advocat today announced that it will comment on errors in the analyst report issued by Avondale Partners, LLC on May 6, 2010. These errors result from Avondale’s failure to properly consider the impact of discontinued operations in its report comparing Q1 2009 to Q1 2010. The company will comment further on this matter during our call this morning.”
I am going to comment on that now.
The Avondale analysts incorrectly compared our earnings and revenue numbers from continuing operations to their models, which were based on total results of operations. The difference between these two are the results of operations of the four Florida leases we terminated April 1. Our 10-Q has reclassified those results into the one line item presentation titled, “Discontinued Operations,” and all census numbers and continuing operations results exclude these homes. Prior period results have been restated as well in accordance with GAAP.
To present the “total numbers” that are more comparable to the Avondale report, our total occupancy this quarter would have been 4,514, compared to 2009 totals including Florida of 4,380, an increase of 3.1% in total occupancy.
Combined with the Florida results, revenues would have been $77.0 million, an increase of 4.4% over last year’s $73.8 million.
Finally, our total reported EPS, including discontinued operations, was $0.14 cents per share. This includes an expense of $0.03 per share in non recurring lease termination costs related to the Florida homes. The Avondale analysts also adjust their EPS to reflect Professional Liability costs on a cash basis, and that adjustment adds approximately 2 cents per share to their estimate for this quarter.
All right, back to the normal release and thank you for that.
As noted in our press release, we have increased our dividend beginning June 30, 2010. The quarterly dividend will increase to 5 1/2 cents per share, a 10% increase. We are pleased to increase the shareholder return after considering our financial performance, anticipated future operating results and current needs for other investment opportunities.
As discussed in the last call, we announced the hiring of Kelly Gill, our new COO. Kelly joined us 30 days ago and is rapidly integrating into our management team. In his short time he has visited the majority of our facilities and has begun to contribute his wealth of experience to our Company and Executive team.
During March we arranged for a new revolving credit facility with a new lender. The facility replaced the existing arrangement and provides us the resources we need over the next three years to fund our working capital needs.
Now, on to the quarterly results. I am pleased with the performance in the quarter compared to 2009, particularly the increase in census. We had a 2.8% increase in average daily census in the quarter compared to the first quarter of last year, translating into a 180 basis point increase in occupancy as a percentage of licensed beds. This improvement is even more impressive given the overall economic environment and current industry trends reflecting decreased occupancy. We have now seen growth in total census for four consecutive quarters.
We improved our Skilled Mix, including Medicare and managed care patients by 1.2% compared to prior year. I am encouraged by this increase and we are confident that we can continue to grow our average daily census among these higher acuity patients. We continue to focus on all census opportunities and have strong programs in place to market for the higher acuity Medicare and managed care patients.
We continue to see positive returns from our renovation initiative. As a reminder, the homes included in this summary analysis are those at which we have completed major renovation projects, including a complete floor-to- ceiling renovation. The work done at each facility varies, depending on the specific needs of the property, but typically includes new flooring, lighting, and furniture and fixtures, as well as a complete interior paint/paper upgrade. Several projects included specialty units, including a focus on short stay rehabilitation and/or Alzheimer’s/Dementia patients. Several projects have included minor structural or exterior improvements. We are nearing the end of our fifth year of this program and we expect to have invested almost $22 million in completing major projects at 15 facilities. Including the Brentwood Terrace replacement facility, we will have over one third of our facilities that have been recently renovated or replaced. Our long range plans include continuing to strategically deploy renovation capital.
This quarter marks the sixth consecutive quarter where our results on a sequential basis, have shown improvement in at least one of our critical measurements. These critical measurements are:
•	Average daily census

•	Medicare census, and

•	Funds from operations.
We saw growth in all three of these metrics compared to the fourth quarter last year.
Significant operating and financial metrics for continuing operations of Advocat in the quarter compared to the same quarter last year include:
•	Average daily census increased by 2.8%.

•	Revenues increased 3.6% to $70.2 million.

•	Medicare as a percent of total occupancy decreased to 13.2% primarily because of the significant increase in non-Medicare census. The average daily Medicare census remained relatively flat with a decline of 5 patients compared to last year. Our total Skilled Mix, including Medicare and managed care, increased 1.2%.

•	Our average Medicare rate was 1.3% lower primarily as a result of the CMS rate reduction that took place during the fourth quarter of 2009.

•	Net income from continuing operations more than doubled to $700,000, compared to $300,000 last year, resulting in income from continuing operations per diluted common share of $0.11 compared to $0.03 last year.

•	Funds from operations totaled $3.3 million, unchanged from last year.
Our improved results are noteworthy, when considering the Medicare rate cut, the difficulties brought on by the continuing economic slowdown and the continued trend of decreased hospitalizations that drive our short-term Medicare patients.
We still continue to see stiff competition among skilled nursing providers, as well as increasing competition from hospitals and other therapy providers, as we are all fighting for a share of a reduced market in the higher acuity patients. Despite these negative pressures, we have continued to see operating improvements and good results by executing our business strategies.
Before Glynn provides his discussion of the quarterly financial results, I’ve asked Kelly, our new COO, to introduce himself and say hello.
Kelly Gill:
Thank you Will and good morning everyone.
Will has asked me to take a moment to introduce myself and to share with you some of the highlights of my industry background, my activities over the last 30 days along with my areas of focus for the near term. But let me first say how pleased I am to have joined this exciting organization and to be working alongside Advocat’s talented team of industry professionals.
First to just quickly cover my industry background, here are some highlights of my experience I hope you’ll find relevant. In a broad view, my LTC experience spans over 25 years of leadership responsibilities within the industry. My career experiences include:
•	Serving as a line level employee within a skilled nursing facility.

•	Facility administrator roles over four different buildings with the largest being a 300 bed facility.

•	Area Manager roles covering a large portion of Southern California for two distinguished organizations, including Care Enterprises, led by Rick Matros at the time and finally for Beverly Enterprises led by Boyd Hendrickson.

•	I have led two regions for Beverly. First with full operational responsibilities over 93 facilities throughout Indiana, Ohio and Michigan, and secondly, 75 facilities throughout Florida. I also served for a brief time as Beverly’s Sr. VP of Sub-Acute Services.

•	In total, I’ve had the honor to have had leadership responsibilities over 200 skilled nursing facilities throughout the country.

•	On the ancillary services side, I’ve served in senior leadership capacity for two large contract therapy services companies and a hospice organization.
•	First, I was President of American Rehabilitations Services based in Brentwood, Tennessee, a wholly owned subsidiary of Living Centers of America. The company was comprised of LTC contract therapy organization which provided PT, OT and ST services to approximately 600 SNF’s; the company also owned and operated nearly 200 freestanding community based outpatient therapy clinics, and also had contracts with approximately 80 hospitals to manage the rehab departments within the hospital.

•	Most recently, I have been pleased to have joined my good friend at Skilled Healthcare, Boyd Hendrickson, serving as the President of the Ancillary Services Division which is comprised of Hallmark Rehabilitation Services, a notable and high quality contract therapy company providing services to approximately 180 SNF’s, and was also concurrently the president of the company’s hospice division.
Moving away from my background, I’d now like to brief you on my activities to date and on my focus areas in the coming months. First as you might imagine, I’ve been quite active in getting myself acquainted with as many of the company’s leaders and facilities as possible. Over this past month I have visited around 90% of our facilities and I expect to have the balance of the remaining facility visits completed shortly. These visits have given me valuable insight into the company’s operations and the high level of quality care that it provides. Also, making these visits so quickly enables me to be an informed member of the company’s management team, so that I can effectively participate in the ongoing activities and strategic development plans of the organization. I’ve also spent a considerable amount of time with members of the company’s leadership team at all levels to benefit from their insights and to align myself with their objectives. I have to say that they are a group of very talented individuals and I am proud to become a member of the team.
After my macro assessment of the company is completed within the next few weeks, I will turn my attention towards more of a micro-focused assessment of the facilities we operate and also devote a significant amount of time centered on key strategic activities that will further the foundation for the company’s long term growth and development. Also, our industry is in a time of ongoing regulatory change and I will do my part to help ensure Advocat stays on the forefront of these changes to ensure we will continue to thrive and grow under these new conditions. Of course, driving total occupancy and our skilled mix is the cornerstone of all our strategic focus.
To wrap up my comments, I’d like to say once again how delighted I am to have joined such a high quality organization and I couldn’t be more excited about the long term growth prospects of the company.

At this point, I would like to turn the time back over to Glynn Riddle, our CFO, to review the quarterly financial results.
Glynn Riddle:
Thank you, Kelly.
We issued a press release yesterday covering the 2010 first quarter results, and filed our Quarterly Report on Form 10-Q.
As a reminder, the operating results we are discussing are for continuing operations of the Company and exclude the effect of four nursing home properties located in Florida. Effective March 31, 2010 we transitioned the operations of these facilities to a new lessee and have reclassified the operations of these facilities as discontinued operations.
I would now like to emphasize some specific points from our first quarter report.
Labor is our largest cost, and we continued to improve our control of our labor costs as we increased our census. As our census grew, we increased our staffing to provide the appropriate number of personnel, ensuring first quality resident care, but were mindful of not letting the staffing increase grow more than our census. Average merit increases for operating personnel were approximately 2.0% in the quarter compared to annual merit rate increases of 2.4% and 4.2% in the 2009 and 2008 fiscal years, respectively. The lower increases this year result from implementing a wage policy in 2009 that provided for lower increases last year and this year.
Employee health insurance costs were approximately $200,000 higher in 2010 compared to 2009, an increase of 9.4%. The Company is self insured for the first $175,000 in claims per employee each year.
Provider taxes were approximately $200,000 higher in 2010 as a result of increased provider tax rates and census growth in certain states.
As a percent of revenue, operating costs increased slightly to 79.0% of revenue in 2010 from 78.7% in 2009, an increase of 30 basis points. One of the factors outside our control driving this increase is the 3.3% reduction in Medicare rates effective October 1, 2009. This rate reduction resulted in approximately $700,000 less Medicare revenue compared to a normal market basket adjustment, accounting for an increase in operating costs as a percent of revenue of approximately 70 basis points.
Professional liability expense decreased to $1.4 million in 2010 from $2.9 million in 2009, a decrease of $1.5 million. We were engaged in 35 professional liability lawsuits as of March 31, 2010, compared to 33 as of March 31, 2009. Our cash expenditures for professional liability costs were approximately $1.2 million in 2010, compared to approximately $2.1 million in 2009. Professional liability cash expenditures can fluctuate significantly from quarter to quarter as matters are settled or determined.

Next I will discuss
Funds Provided by Operations:
We believe this is a valuable concept for following the Company’s performance. Funds provided by Operations totaled $3.3 million for the quarter, compared to $3.3 million for the first quarter of 2009 and $3.0 million for the fourth quarter of 2009. Funds provided by operations per diluted common share were 55 cents in the first quarter of 2010, compared to 58 cents in the first quarter of 2009 and 51 cents in the fourth quarter of 2009.
As a reminder, Funds provided from operations is a Non-GAAP financial measure the Company provides that uses adjustments to a GAAP measure and should be considered in addition to, but not as a substitute for the information contained in our financial statements prepared in accordance with GAAP. Investors are encouraged to review these non-GAAP measures and the reconciliation to nearest GAAP measure.
Funds provided by Operations is a performance measurement that eliminates the effect of actuarial assumptions and reflects the actual cash effect of professional liability expense. It also excludes non-cash charges related to stock-based compensation and the effect of noncash deferred income taxes. The computation is summarized in our press release.
New Revolving line of Credit — Will previously noted our new revolving line of credit. The new bank agreement provides a $15 million revolving credit facility, replacing our previous revolving credit facility which was to expire in August 2010. The new revolver is secured by accounts receivable, has a term of three years and bears interest at our option of LIBOR (subject to a floor of 3.0%) plus 3.5% or the bank’s prime lending rate. As of March 31, 2010, we had $3.5 million in borrowings outstanding under the revolving credit facility. Annual fees for letters of credit issued under this revolver are 3.00% of the amount outstanding. We have a letter of credit of $5.4 million to serve as a security deposit for our leases. The balance available for revolving credit loans as of March 31, 2010 is $6.1 million, after considering the balance of eligible accounts receivable at March 31, 2010, the letter of credit and the amounts outstanding under the revolving credit facility.
Looking at the balance sheet
Our cash balance was $10.7 million at March 31, 2010 compared to $8.6 million at December 31, 2009. Accounts Receivable of continuing operations attributable to patient services was $25.1 million at March 31, 2010 compared to $23.8 million at December 31, 2009 representing 32 and 31 days revenue in receivables respectively. At this time, I will turn the call back to Will.

Will Council:
Thanks Glynn.
We have entered 2010, with a great start and a keen focus on our key initiatives by:
•	Continuing the facility renovation projects

•	Improving our Quality Census

•	Improving our patient acuity mix

•	containing costs

•	Reviewing and revising the Company’s website

•	Implementing strategies intended to achieve a long-term reduction in professional liability exposure.

•	Considering acquisitions and other strategic growth opportunities
So far in 2010, we have made progress in each of these areas. The press release and 10-Q provide details on the facility improvement projects. For the most part, these projects have performed as expected. We evaluate these projects based on expected ROI. We focus on those that will return in excess of 25% ROI on invested capital. The average ROI on completed facilities is approximately 31%, which demonstrates the success of this program. Two completed renovations are currently not performing to our expectations. One is in its early stages. We are addressing the issues and working to improve the operating performance. Excluding these two facilities, the ROI on completed facilities is approximately 40%.
We have two renovations in progress and we expect to complete those mid-year 2010. The two projects currently underway are expected to cost approximately $4.5 million with approximately $3.6 million of the project costs funded through the Omega commitments.
We have other projects on the drawing board and we expect to select and begin additional renovations during the year.
I referenced a continuing focus on improving our quality census and our patient acuity mix. Though we face challenges in these particular metrics, I am pleased with the improvements in that area during the quarter. This focus remains an important part of our strategy going forward.
As noted in March during our investor call, we are reviewing and revising our Company web site. We expect to have an improved version of our website later this year.
At this point, I’ll address the current
Reimbursement Outlook.
As Glynn noted, the Medicare rate reduction beginning October 1, 2009, created a $700,000 decrease in our Medicare revenue during the first quarter of 2010 compared to the normal market basket adjustment we would have otherwise received.

The recently passed health care and health insurance reform legislation in Washington has various measures that will likely reduce the rate of annual increases to our Medicare rate and increase the costs to provide health insurance benefits to our employees and dependants. It is currently unknown how much of the increased costs will be covered by increased reimbursement from Federal and State payor sources.
As part of the July 2009 regulation that created the Medicare rate reduction, CMS is making changes in the patient assessment process as well as the RUG payment system. The changes to the patient assessment process (known as MDS 3.0) are scheduled to begin October 2010 and the RUG payment revisions (known as RUG’s IV) are scheduled to be implemented October 2011. We believe however, that Congress is currently working towards accelerating the Rugs IV implementation to 2010. Along with our professional organizations, the Company’s Technology and Clinical professionals continue to work diligently on preparing for the changes and to fully assess the impact the changes will have on our Company.
On the positive side, the recent health care and health insurance legislation extended the therapy cap exceptions process through December 31, 2010.
In Summary:
•	It was very strong quarter and good start of the year for the Company

•	Funds from operations totaled $3.3 million, an increase over the sequential quarter.

•	Occupancy continued to improve.

•	It was our sixth consecutive quarter with improved performance over the prior sequential quarter

•	We are controlling the merit increases in labor as well as managing the increase in personnel to match our increase in census, our largest and most variable expense.
At this point, I would ask Michael to open the call up for questions.
Operator:
Ladies and Gentlemen if you wish to ask a question, please press star followed by 1 on your touch tone telephone. If your question has been answered or you wish to withdraw your question, press star followed by 2. Please press star 1 to begin. Please stand by for your first question.
Will Council:
Michael, this is Will. We did receive a question in our online view and so I will go ahead and ask that or relay that question and then comment on it as well. I think that the gist of the question was around the Florida operations. They did produce net income of about $300,000. I also just wanted to comment briefly that we just recently received notification that Florida is charging ahead towards a rate cut that’s going to be about 5% and Glynn, I think, has the impact on our company.

Glynn Riddle:
That rate impact of about 5% would reduce annual revenue by about $800,000 for those Florida homes. There is still quite a bit unsettled around that decrease. The risk still exists very much that that decrease could grow to an even larger amount. The initial discussions that were being bandied about Florida were for a 10% decrease, which obviously would have been more like $1.6 million revenue decline straight to the bottom line.
Will Council:
Thank you, Glynn. At this time we will wait for questions. See if any folks want to ask anything.
No further questions were asked.
That concludes our call today. We appreciate having the opportunity to communicate with our shareholders and look forward to reporting the progress of our company.